Exhibit 99.2

                          Secretary's Certification
                      Bravo! Foods International Corp.

      The undersigned, Roy D. Toulan, Jr. Secretary of Bravo! Foods International Corp., a corporation duly organized and existing in accordance with the laws of Delaware, does hereby certify that, on April 22, 2004, a duly called and constituted meeting of the Corporation's Board of Directors was held and, by unanimous vote of the Board of Directors, the following resolutions, inter alia, were passed and adopted:

      WHEREAS: in an effort to reduce expenses of the Corporation, the Board has discussed and authorized the Corporation's Chief Executive Officer to explore the potential reduction of management and employee salaries through deferral, in exchange for the common stock of the Corporation having a fair and equivalent value; and

      WHEREAS: during the first quarter of 2004, the employees of the Corporation agreed to accept a deferral of 10% of base salaries in exchange for common stock; and

      WHEREAS: the last financing prior to the first quarter of 2004 had a set conversion price of $0.05 per share and the trading price of the Corporation's common stock for the month of December 2003 was in the range of $0.05 to $0.08.

      WHEREAS: the employees of the Corporation have agreed to extend the deferral of 10% of base salaries in exchange for common stock for an additional fiscal quarter, and

      WHEREAS: the last financing prior to the first quarter of 2004 had a set conversion price of $0.10 per share and the trading price of the Corporation's common stock for the month of March 2004 was in the range of $0.12 to $0.17.

      Upon due consideration, it is

      RESOLVED: That the fair and equivalent value of the Corporation's common stock to be issued as compensation for the first quarter deferral of 10% of base salaries is determined to be $0.05 per share.

      RESOLVED: That the fair and equivalent value of the Corporation's common stock to be issued as compensation for the second quarter deferral of 10% of base salaries is determined to be $0.15 per share.

      RESOLVED: To direct and authorize the Chief Financial Officer of the Corporation to take all steps necessary to exchange the 10% deferred salaries of the employees of the Corporation for the Corporation's common stock, on the basis of one common share for each $0.05 of salary so deferred during the first quarter of 2004 and $0.15 of salary so deferred during the second quarter of 2004 to make all appropriate entries in the books and records of the Corporation to reflect such exchange.


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      RESOLVED: That such common stock shall be registered under the
      Securities Act of 1933, through a Form S-8, when issued.

      RESOLVED: To direct and cause the books and records of the Corporation to reflect the issuance of such Common Stock; and

IN WITNESS WHEREOF, I have set my hand and caused the seal of the Corporation to be affixed hereto on this June 9, 2004


[Corporate Seal]                       s/s Roy D. Toulan, J
                                       -------------------------
                                       Secretary


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